FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 27, 2015	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER, FISCAL 2015 RESULTS;
INCREASES QUARTERLY DIVIDEND TO $0.09 PER COMMON SHARE;
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, JULY 28, AT 3:30PM CENTRAL TIME

Highlights:

•
Preliminary fiscal year 2015 fourth quarter earnings per common share (diluted) were reported at $.47, up from $.39 (split-adjusted) in the year ago period, as net income available to common shareholders increased to $3.5 million, as compared to $2.7 million in the year ago period. Earnings per common share (diluted) were up $.03 from the third quarter of fiscal 2015, the linked quarter. For fiscal 2015, earnings per common share (diluted) were reported at $1.79, up from $1.45 (split-adjusted) for fiscal 2014.

•
For the fourth quarter of fiscal 2015, annualized return on average assets was 1.11%, while annualized return on average common equity was 12.5%, as compared to 1.11% and 12.1%, respectively, in the year ago period. In the third quarter of fiscal 2015, the linked quarter, annualized return on average assets was 1.04%, and annualized return on average common equity was 11.9%. For fiscal 2015, return on average assets was 1.07% and return on average common equity was 12.5%, as compared to 1.09% and 11.5%, respectively, for fiscal 2014.

•
Gross loan totals increased $255.1 million, or 31.5%, for fiscal 2015. Of that amount, $190.4 million was attributable to the August 2014 acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks (collectively, "Peoples"). Deposits were up $269.4 million, or 34.3%, with the Peoples acquisition accounting for $222.2 million of the increase.

•
Net interest margin for the fourth quarter of fiscal 2015 was 3.85%, up from the 3.79% reported for the year ago period, and down from the net interest margin of 3.89% for the third quarter of fiscal 2015, the linked quarter. For fiscal 2015, net interest margin was 3.92%, as compared to 3.81% in fiscal 2014.

•
Excluding gains on sales of securities, noninterest income was up 39.7% for the fourth quarter of fiscal 2015, compared to the year ago period, and up 14.7% from the third quarter of fiscal 2015, the linked quarter. For fiscal 2015, noninterest income, excluding gains on sales of securities, was up 43.8%.

•
Noninterest expense was up 28.3% for the fourth quarter of fiscal 2015, compared to the year ago period, and down 1.1% from the third quarter of fiscal 2015, the linked quarter. While recent periods included significant noninterest expense related to merger and acquisition activity, the current quarter included none. For fiscal 2015, noninterest expense was up 36.5%

•
Non-performing assets were $8.3 million, or 0.64% of total assets, at June 30, 2015, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014, increasing primarily due to the Peoples acquisition and the second quarter migration to nonaccrual status of a previously classified credit that was identified as a purchased credit impaired loan in a previous acquisition.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common shareholders for the fourth quarter of fiscal 2015 of $3.5 million, an increase of $809,000, or 29.9%, as compared to $2.7 million in the same period of the prior fiscal year. The increase was attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense and provision for income taxes. Preliminary net income available to common shareholders was $.47 per fully diluted common share for the fourth quarter of fiscal 2015, an increase of 20.5% as compared to the $.39 (split-adjusted) per fully diluted common share earned during the same period of the prior fiscal year.

Preliminary net income available to common shareholders for fiscal 2015 was announced at $13.5 million, an increase of $3.6 million, or 36.3%, as compared to $9.9 million in the prior fiscal year. This increase was also attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense, provision for income taxes, and provision for loan losses. Preliminary net income available to common shareholders was $1.79 per fully diluted common share for fiscal 2015, an increase of 23.4% as compared to the $1.45 (split-adjusted) per fully diluted common share earned during the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 21, 2015, declared its 85th consecutive quarterly dividend on common stock since the inception of the Company, increasing the cash dividend to $0.09 per share. The dividend will be paid August 31, 2015, to common shareholders of record at the close of business on August 14, 2015. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 28, 2015, at 3:30 p.m., central time (4:30 p.m., eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available one hour following the conclusion of the call, through August 10, 2015. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088) and using the conference passcode 10070261. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2015, primarily due to the Peoples acquisition, but also due to continued organic loan growth.  Total assets increased $278.6 million, or 27.3%, to $1.3 billion at June 30, 2015, as compared to $1.0 billion at June 30, 2014. Balance sheet growth was funded primarily with acquired deposit balances and organic deposit growth.

Available-for-sale (AFS) securities decreased $629,000, or 0.5%, to $129.6 million at June 30, 2015, as compared to $130.2 million at June 30, 2014. The decrease is the result of AFS securities sold, repaid, and matured, mostly offset by securities obtained in the Peoples acquisition, consisting primarily of mortgage-backed securities. Cash equivalents and time deposits increased $2.1 million, or 12.9%, as compared to June 30, 2014, primarily as a result of the Peoples acquisition.

Loans, net of the allowance for loan losses, increased $252.1 million, or 31.5%, to $1.1 billion at June 30, 2015, as compared to $801.1 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $190.4 million in loans, at fair value. Including acquired loans, the increase in balances occurred mainly in the commercial real estate loan, residential real estate loan, and commercial loan portfolios.

Non-performing loans were $3.8 million, or 0.36% of gross loans, at June 30, 2015, as compared to $1.4 million, or 0.17% of gross loans, at June 30, 2014. Non-performing assets were $8.3 million, or 0.64% of total assets, at June 30, 2015, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014. Our allowance for loan losses at June 30, 2015, totaled $12.3 million, representing 1.15% of gross loans and 323% of non-performing loans, as compared to $9.3 million, or 1.14% of gross loans, and 663% of non-performing loans, at June 30, 2014. Non-performing loan and asset balances increased primarily as a result of the Peoples acquisition, which included $1.7 million in nonperforming loans (at fair value) and $1.0 million in foreclosed real estate. The migration in the December 31, 2014, quarter to nonaccrual status of a previously-classified purchased credit impaired relationship with a carrying value of $1.5 million at June 30, 2015, accounted for the remainder of the increase. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at June 30, 2015, is adequate, based on that measurement.

Total liabilities increased $257.1 million, or 28.2%, to $1.2 billion at June 30, 2015, as compared to $910.3 million at June 30, 2014. This growth was primarily attributable to the Peoples acquisition and organic deposit growth, partially offset by repayment of overnight Federal Home Loan Bank (FHLB) advances.

Deposits increased $269.4 million, or 34.3%, to $1.1 billion at June 30, 2015, as compared to $785.8 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $222.2 million in deposits, at fair value. Including assumed deposits, the increase in balances resulted mainly from growth in certificates of deposit, interest-bearing transaction accounts, noninterest-bearing transaction accounts, and money market deposit accounts. The average loan-to-deposit ratio for the fourth quarter of fiscal 2015 was 99.3%, as compared to 99.5% for the same period of the prior fiscal year.

FHLB advances were $64.8 million at June 30, 2015, a decrease of $20.7 million, or 24.2%, as compared to $85.5 million at June 30, 2014. The decrease was attributable to the repayment of overnight borrowings utilizing cash equivalents obtained in the Peoples acquisition, the sale of AFS securities, and deposit growth, and was partially offset by the assumption of longer-term advances totaling $16.0 million, at fair value, in the Peoples acquisition. Securities sold under agreements to repurchase totaled $27.3 million at June 30, 2015, as compared to $25.6 million at June 30, 2014, an increase of 6.9%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity increased $21.5 million, or 19.4%, to $132.6 million at June 30, 2015, from $111.1 million at June 30, 2014. The increase was due primarily to the issuance of shares of Company common stock in the Peoples acquisition, as well as retention of net income, and an increase in accumulated other comprehensive income, partially offset by the repurchase for $2.7 million of the warrant held by the U.S. Treasury exercisable for the purchase of 231,891 shares of the Company's common stock, and cash dividends paid on common and preferred stock.

Income Statement Summary:

During fiscal 2014, the Company closed on the acquisition of the Bank of Thayer in October 2013, and the acquisition of Citizens State Bank in February 2014 (collectively, the "Fiscal 2014 Acquisitions"). Along with the Peoples acquisition, which closed on August 5, 2014, the Fiscal 2014 Acquisitions impacted our reported results through a larger average balance sheet, and increased noninterest income and noninterest expense.

The Company's net interest income for the three-month and twelve-month periods ended June 30, 2015, was $11.5 million and $46.5 million, increases of $2.7 million and $13.5 million, respectively, or 30.5% and 41.1%, respectively, as compared to the same periods of the prior fiscal year. The increase for the three-month period was attributable to a 28.5% increase in the average balance of interest-earning assets, combined with an increase in the net interest margin, from 3.79% in the year-ago period, to 3.85% in the current period. The increase for the twelve-month period was attributable to a 36.9% increase in the average balance of interest-earning assets, combined with an increase in the net interest margin, from 3.81% in the prior fiscal year, to 3.92% in the current fiscal year.

In addition to the acquisitions discussed above, in December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Fiscal 2011 Acquisition). Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Fiscal 2011 Acquisition declined to $43,000 and $288,000, respectively, for the three- and twelve-month periods ended June 30, 2015, as compared to $151,000 and $632,000, respectively, in the same periods of the prior fiscal year. This component of net interest income contributed one and two basis points, respectively, to net interest margin in the three- and twelve-month periods ended June 30, 2015, as compared to six and seven basis points, respectively, in the same periods of the prior fiscal year. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Peoples acquisition was $444,000 and $2.1 million for the three- and twelve-month periods ended June 30, 2015, with no comparable impact in the same periods of the prior fiscal year. This component of net interest income contributed an additional 15 and 18 basis points, respectively, to net interest margin in the three- and twelve-month periods ended June 30, 2015. The Company expects the impact of the fair value discount accretion from the Fiscal 2011 Acquisition and the Peoples acquisition to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay. Purchase accounting adjustments related to other acquisitions closed by the Company in recent periods have had a less significant impact on net interest income.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2015, was $659,000 and $3.2 million, respectively, as compared to $598,000 and $1.6 million in the same periods of the prior fiscal year. As a percentage of average loans, provision for loan losses represented an annualized charge of 0.25% and 0.31%, respectively, in the current three- and twelve-month periods, as compared to 0.30% and 0.22%, respectively, in the same periods of the prior fiscal year. Annualized net charge offs as a percentage of average loans were 0.04% and

0.01%, respectively, in the current three- and twelve-month periods, as compared to 0.01% and 0.10%, respectively, in the same periods of the prior fiscal year.

The Company's noninterest income, exclusive of gains on sales of securities, for the three- and twelve-month periods ended June 30, 2015, was $2.4 million and $8.7 million, increases of $682,000, or 39.7%, and $2.6 million, or 43.8%, respectively, as compared to the same periods of the prior fiscal year. The increase in the both the three- and twelve month period was attributed primarily to bank card interchange income, deposit account service charges, loan late charges and other loan fees, and gains realized on secondary market loan originations. Generally, higher noninterest income levels are the result of additional deposit and loan relationships served by the Company as a result of the Fiscal 2014 Acquisitions and the Peoples acquisition. Additionally, the Company is realizing benefits from a December increase in the Bank's NSF fee and the Bank's new debit card processing contract, which was entered into at the beginning fiscal 2015. Gains on sales of available-for-sale securities were immaterial in the three-month periods ended June 30, 2015 and 2014, and decreased to $6,000 for the twelve-month period ended June 30, 2015, from $116,000, in the prior fiscal year.

Noninterest expense for the three- and twelve-month periods ended June 30, 2015, was $8.0 million and $32.3 million, respectively, increases of $1.8 million, or 28.4%, and $8.6 million, or 36.5%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributed to compensation and benefits, occupancy expenses, amortization of core deposit intangibles, advertising, and other expenses, which primarily resulted from the Fiscal 2014 Acquisitions and the Peoples acquisition, partially offset by declines in legal and professional fees, and bankcard network expense.  Noninterest expense for fiscal 2015 included $508,000 in merger-related charges, with none recognized in the fourth quarter of the fiscal year; fiscal 2014 included $1.2 million in comparable expenses, with $136,000 recognized in the fourth quarter. Additionally, in the third quarter of fiscal 2014, the Company incurred a $376,000 charge for liquidated damages resulting from the early termination of its debit card processing contract. The efficiency ratio for the three- and twelve-month periods ended June 30, 2015, was 57.4% and 58.5%, respectively, as compared to 59.0% and 60.6%, respectively, for the same periods of the prior fiscal year, and has varied due to recent acquisition activity, non-recurring expenses associated with each acquisition, and the termination of the debit card processing contract in the prior fiscal year.

The income tax provision for the three- and twelve-month periods ended June 30, 2015, was $1.7 million and $6.1 million, respectively, increases of $735,000, or 74.8%, and $2.3 million, or 61.7%, as compared to the same periods of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, to 32.5% and 30.7%, respectively, in the current three- and twelve-month periods, from 26.3% and 27.1%, respectively, in the same periods of the prior fiscal year. The effective rate has trended higher over the previous five quarters, attributable primarily to an increase in pre-tax income and average assets, without corresponding increases in tax-advantaged income and investments, as well as an increase in non-deductible expenses.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	dollars in thousands, except per share data
Summary Balance Sheet Data as of:	June 30, 2015	June 30, 2014

Cash equivalents and time deposits	$18,719	$16,587
Available for sale securities	129,593	130,222
FHLB/FRB membership stock	6,467	5,993
Loans receivable, gross	1,065,443	810,315
Allowance for loan losses	12,297	9,259
Loans receivable, net	1,053,146	801,056
Bank-owned life insurance	19,692	19,123
Intangible assets	8,757	3,936
Premises and equipment	39,726	22,466
Other assets	23,964	22,039
Total assets	$1,300,064	$1,021,422

Interest-bearing deposits	$937,771	$717,688
Noninterest-bearing deposits	117,471	68,113
Securities sold under agreements to repurchase	27,332	25,561
FHLB advances	64,794	85,472
Other liabilities	5,395	3,750
Subordinated debt	14,658	9,727
Total liabilities	1,167,421	910,311

Preferred stock	20,000	20,000
Common stockholders' equity	112,643	91,111
Total stockholders' equity	132,643	111,111

Total liabilities and stockholders' equity	$1,300,064	$1,021,422

Equity to assets ratio	10.20%	10.88%
Common shares outstanding	7,419,666	6,680,880
Less: Restricted common shares not vested	55,600	72,000
Common shares for book value determination	7,364,066	6,608,880
Book value per common share	$15.30	$13.79
Closing market price	18.85	17.85

	dollars in thousands, except per share data
Nonperforming asset data as of:	June 30, 2015	June 30, 2014

Nonaccrual loans	$3,758	$1,266
Accruing loans 90 days or more past due	45	130
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	3,803	1,396
Other real estate owned (OREO)	4,440	2,912
Personal property repossessed	64	65
Nonperforming investment securities	-	-
Total nonperforming assets	$8,307	$4,373

Total nonperforming assets to total assets	0.64%	0.43%
Total nonperforming loans to gross loans	0.36%	0.17%
Allowance for loan losses to nonperforming loans	323.35%	663.25%
Allowance for loan losses to gross loans	1.15%	1.14%

Performing troubled debt restructurings	$6,548	$4,778

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	dollars in thousands, except per share data

	For the three-month period ended		For the twelve-month period ended
Average Balance Sheet Data:	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Interest-bearing cash equivalents	$12,398	$8,090	$19,103	$7,950
Available for sale securities and membership stock	136,063	137,426	148,793	121,012
Loans receivable, gross	1,050,087	787,168	1,017,835	737,321
Total interest-earning assets	1,198,548	932,684	1,185,731	866,283
Other assets	91,493	64,828	88,001	57,362
Total assets	$1,290,041	$997,512	$1,273,732	$923,645

Interest-bearing deposits	$933,444	$721,753	$907,631	$665,750
Securities sold under agreements to repurchase	27,442	26,150	25,443	24,492
FHLB advances	56,377	60,452	80,415	58,926
Subordinated debt	14,647	9,723	14,112	9,011
Total interest-bearing liabilities	1,031,910	818,078	1,027,601	758,179
Noninterest-bearing deposits	124,436	69,195	117,157	58,806
Other noninterest-bearing liabilities	802	880	1,074	1,074
Total liabilities	1,157,148	888,153	1,145,832	818,059

Preferred stock	20,000	20,000	20,000	20,000
Common stockholders' equity	112,893	89,359	107,900	85,586
Total stockholders' equity	132,893	109,359	127,900	105,586

Total liabilities and stockholders' equity	$1,290,041	$997,512	$1,273,732	$923,645

	dollars in thousands, except per share data
	For the three-month period ended		For the twelve-month period ended
Summary Income Statement Data:	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Interest income:
Cash equivalents	$18	$6	$116	$25
Available for sale securities and membership stock	843	868	3,670	2,894
Loans receivable	12,955	9,878	51,515	37,552
Total interest income	13,816	10,752	55,301	40,471
Interest expense:
Deposits	1,800	1,516	6,859	5,963
Securities sold under agreements to repurchase	32	35	117	132
FHLB advances	304	272	1,278	1,085
Subordinated debt	134	81	512	305
Total interest expense	2,270	1,904	8,766	7,485
Net interest income	11,546	8,848	46,535	32,986
Provision for loan losses	659	598	3,185	1,646
Securities gains	-	8	6	116
Other noninterest income	2,398	1,716	8,653	6,016
Noninterest expense	8,002	6,235	32,285	23,646
Income taxes	1,718	983	6,056	3,745
Net income	3,565	2,756	13,668	10,081
Less: effective dividend on preferred shares	50	50	200	200
Net income available to common shareholders	$3,515	$2,706	$13,468	$9,881

Basic earnings per common share (2)	$0.47	$0.41	$1.84	$1.49
Diluted earnings per common share (2)	0.47	0.39	1.79	1.45
Dividends per common share (2)	0.085	0.080	0.340	0.320
Average common shares outstanding (2):
Basic	7,418,000	6,658,000	7,337,000	6,616,000
Diluted	7,524,000	6,857,000	7,505,000	6,800,000

Return on average assets	1.11%	1.11%	1.07%	1.09%
Return on average common shareholders' equity	12.5%	12.1%	12.5%	11.5%

Net interest margin	3.85%	3.79%	3.92%	3.81%
Net interest spread	3.73%	3.68%	3.81%	3.68%

Efficiency ratio	57.4%	59.0%	58.5%	60.6%

(2) adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend paid January 30, 2015